                                                                   Exhibit 10(e)

                           COMMERCIAL LEASE AGREEMENT

         This Commercial Lease Agreement is entered into this 14th day of January, 2000, by and between VALRICO BANCORP, INC., a Florida corporation whose address is 1815 East State Road 60, Valrico, FL 33594 (hereinafter "Lessor") and VALRICO STATE BANK, a Florida banking corporation whose address is 1815 East State Road 60, Valrico, FL 33594 (hereinafter "Lessee").

         In consideration for Lessee's obligation to fulfill the terms and conditions herein stated, including, but not limited to the obligation to pay rent, Lessor does hereby demise and lease the property located at 1815 East State Road 60, Valrico, FL 33594, commonly known as the Valrico State Bank Main Office whose legal description is as follows:

         The West 1/4 of the West 1/2 of the Northeast 1/4 of the Northeast 1/4 of Section 25, Township 29 South, Range 20 East, Hillsborough County, Florida, LESS the South 809.60 feet thereof AND ALSO LESS right-of-way for State Road No. 60; AND the East 1/4 of the East 1/2 of the Northwest 1/4 of the Northeast 1/4 of Section 25, Township 29 South, Range 20 East, Hillsborough County, Florida, LESS the South 809.60 feet thereof, AND ALSO LESS the West 160.00 feet thereof AND ALSO LESS right-of-way for State Road 60.

                              TERMS AND CONDITIONS

SECTION 1 - TERM OF LEASE: The term of this lease shall be for a period of three years commencing from the date of execution of this agreement. Upon the expiration of the initial three year term, and provided that no substantial breach by the Lessee exists at the time, the Lessee may extend the lease, on the terms in effect at such time, including any modifications or adjustments made subsequent to the date of execution, once every three years beginning from the date of the initial expiration for up to four consecutive periods. Notice of intent to exercise said options may be given by any reasonable means and need not be in writing.

SECTION 2 - USE OF PREMISES: The intended us of the premises shall be banking operations and all related activities. However, Lessee shall be permitted to conduct any lawful business for which the premises are reasonably suitable subject to the consent of the Lessor. Lessee warrants that it has received all necessary statutory and regulatory approvals for us of the premises and has obtained all necessary permits. Lessee further warrants that it is now and shall remain in compliance with all zoning laws, building ordinances and similar requirements.

SECTION 3 - RENT: Lessee shall pay to Lessor annual rent of $252,000, to be paid in monthly installments of $21,000.00, the first installment to be due February 1, 2000 and each installment thereafter to be due on the first of each month. Thereafter rent shall be adjusted, in good faith, taking into consideration market prices, expenses, use of premises, regulatory limitations, mortgage requirements and other factors, on an annual basis beginning one year from the date of execution of this agreement, but shall not be greater than the amount allowed by federal banking regulations promulgated by the primary regulator of Lessee; nor less than $204,000 annually during such time as the Lessor's lending relationship(s) so requires. If the parties fail to agree upon an adjustment prior to the date upon which the first rental payment following the anniversary of the execution of this lease is due, the rent in effect prior to the due date shall remain in effect until an agreement is reached. Upon agreement of the adjustment, the first payment due after such agreement is reached shall be pro-rated from the date of the anniversary through the date of said payment until such amount equals the amount of rent that would have been collected at the newly adjusted rate minus the amount of rent paid at the non-adjusted rate during such time. In the event that either Lessor or Lessee shall assign its interest in this lease to a party not affiliated with the Lessor and Lessee and such assignment shall result in the assignee exercising the right to adjust the rent; or, in the event that Lessor or Lessee shall become unaffiliated, the annual rental adjustment shall consist of an upward adjustment based on the Consumer Price Index or a comparable federal indicator of a minimum of 4% of the existing rental amount, but in no event greater than 6%.

SECTION 4 - UTILITIES, MAINTENANCE, REPAIRS AND IMPROVEMENTS: Lessee shall be solely responsible for the payment of utilities including water, sewer, electricity, etc. Lessee shall pay for all maintenance and repairs, except repairs related to the foundation of the building, roofing, air conditioning or other major repairs which shall be the responsibility of the Lessor upon proper notice of the condition. Lessee shall maintain the premises in good condition and shall maintain the premises in compliance with all applicable building codes, ordinances and like statutes. Lessee may make alterations, modifications, additions or improvements as needed or desired provided such serve to add to the value of the premises, are necessary to comply with law or regulation or are approved by the Lessor. Upon termination of this lease, Lessee may remove any improvements and fixtures within thirty days of the termination provided that Lessee restores the premises.

SECTION 5 - INDEMNIFICATION AND LIABILITY INSURANCE: Lessee shall indemnify and hold Lessor harmless for any liability of claims for property damage or personal injuries or attorney's fees, resulting from the actions of Lessee's agents of the operation of Lessee's business on the leased premises or from a breach of the terms and conditions of this lease agreement, including a failure to maintain the premises in proper condition. Lessee shall pay to Lessor, upon demand, any loss, damage award or expense, including attorney's fees, resulting from such claims and shall defend Lessor against such claims as they may arise. Lessee shall maintain, at its own cost, liability insurance in the name of the Lessee and Lessor, with a company agreeable to Lessor, and in an amount customary to the type of business operations and type of property.

SECTION 6 - TAXES AND CASUALTY INSURANCE: Lessee shall be solely responsible for all taxes arising from the payment of the rent, all real property taxes, taxes on tangible property located on the premises, taxes on the rental income or other taxes and fees associated with the leased property and, or, the lease. Lessee shall maintain, at its own cost, casualty insurance, in the name of the Lessor, with the Lessee as an additional insured, in an amount sufficient to replace the premises in the event of destruction. If Lessee fails to pay any tax as it comes due or fails to maintain insurance as required, Lessor may make such payment and seek reimbursement from Lessee.

SECTION 7 - INTERRUPTION IN USE OF PREMISES: In the event of damage which shall cause a significant interruption in the use of the premises, Lessee shall inform Lessor of said damage, Lessor shall have the option to repair the premises or terminate the lease and, if Lessor chooses to repair the property, payment of rent shall be reduced as appropriate during the period of disrepair. If any part of the property shall be taken by governmental condemnation and such taking effects the use of the property for the purposes of Lessee, Lessee shall have the option to terminate the lease or to continue the lease with a reduction in rent as determined by Lessor.

SECTION 8 - ACCESS BY LESSOR: Lessor shall have the right to enter upon the premises for purposes of inspection or to repair the premises upon reasonable notice to the Lessee. Lessor's access may be restricted as necessary to protect the security of the banking operations of the Lessee. In the event that Lessee abandons the premises, Lessor may enter the premises without notice and may retake the premises.

SECTION 9 - ASSIGNMENT: Both Lessee and Lessor shall have the right to assign this lease, however, such assignment shall not release the assignor from its liability or responsibilities under the lease. Lessee must have the consent of Lessor, which consent shall not be unreasonably withheld, prior to Lessee assigning its interest. Assignment by the Lessee without such consent shall be voidable by the Lessor at its option. Assignment to a subsidiary, affiliate, division or other entity related to the party shall not be subject to said consent requirement.

SECTION 10 - EVENTS OF DEFAULT AND REMEDIES: Failure to comply substantially with any provision of this lease, including failure to pay rent when due, use of the property for an improper purpose, failure to maintain the property in good repair, failure to maintain insurance or failure to make repairs as necessary shall be deemed events of default by the Lessee and, if not cured within 30 days, shall entitle Lessor to exercise any and all legal rights against Lessee, including a suit for damages, the eviction and retaking of the premises or similar actions. At its option, Lessor may make payments due by Lessee and seek payment thereafter from Lessee. In addition, should a party to the lease initiate bankruptcy proceedings, become insolvent, have a receiver appointed or allow its interest in the lease to become subject to execution or legal process, such action shall constitute an event of default and the party not in default may terminate the lease. Should Lessee vacate the premises, Lessor shall have the right to take possession of the premises and relet the premises. The parties waive all rights to prior notice of default. All remedies herein expressed are concurrent and are not intended to limit the available remedies of the parties. In the event that either Lessee or Lessor shall retain the services of an attorney to enforce its rights granted herein or granted by statute or regulation, such party shall be entitled to reasonable attorney's fees, other legal fees, and court costs for all consultations, settlement negotiations, arbitrations, mediations, pre-trial proceedings, trials and appellate proceedings.

SECTION 11 - SUBORDINATION: Lessee is aware that at the time of the making of this lease, Lessor maintains or intends to maintain a mortgage upon the leased premises granted to Independent Bankers Bank and Lessee agrees to subordinate its interest to said mortgage whether said mortgage was in effect at the time of the execution of this lease or not. Lessee further agrees that it will subordinate its interest in this lease to any subsequently made mortgage provided such mortgagee agrees that the rights of Lessee shall remain in full force and effect provided Lessee is not in material default under the terms and conditions of this lease. In addition, Lessee hereby grants Lessor the authority to execute on its behalf any agreement necessary to effect such subordinations. Upon proper notice and within a reasonable time, Lessee agrees to execute an estoppel certificate confirming that Lessor is not in default under the terms of this lease and confirming the amount due on the lease.

SECTION 12 - NOTICE AND CONSENT: As to the original Lessee and Lessor, notice and consent may be given by any reasonable means and need not be in writing. Should either the Lessee or Lessor, or both, assign its interest in this lease, other than a partial assignment of the right to payment, the notice requirements shall be deemed to require a written evidence, even where otherwise indicated herein, and all consents shall be in writing.

SECTION 13 - CONSTRUCTION OF THIS AGREEMENT: Captions and headings are for organizational purposes only. The laws of the state of Florida shall govern this agreement. This lease is intended to be the integrated agreement of the parties. Waiver of one term or condition shall not be construed as waiver any other term or condition and shall not be considered a waiver of future breaches of the same term or condition. Modifications must be in writing to be effective except that the annual rent adjustment shall be effective even in the absence of a writing provided that adequate proof of the determination of the adjustment can be produced.

SECTION 14 - ACKNOWLEDGEMENT:

         The parties hereby execute this agreement on this _____ of January, 2000.


Lessee:                                    Lessor:
Valrico State Bank                         Valrico Bancorp, Inc.


By: ________________________________       By: ________________________________
    Jerry L. Ball, President and CEO           Jerry L. Ball, President and CEO


Witness:____________________________       Witness:____________________________


Witness:____________________________       Witness:____________________________


STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

         The foregoing instrument was acknowledged before me this _____ day of January, 2000 by Jerry L. Ball as President and CEO of Valrico State Bank, a Florida banking corporation, on behalf of the corporation. He is personally known to me and did not take an oath.


Notary Stamp:                              ____________________________________
                                           Notary Public


STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

         The foregoing instrument was acknowledged before me this _____ day of January, 2000 by Jerry L. Ball as President and CEO of Valrico Bancorp, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me and did not take an oath.

Notary Stamp:                              ____________________________________
                                           Notary Public